Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Favrille, Inc. for the registration of 11,549,421 shares of its common stock to be filed on March 31, 2006 and to the incorporation by reference therein of our report dated March 27, 2006, with respect to the financial statements of Favrille, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
March 27, 2006